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                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 22, 1998, relating to the statement of assets and liabilities of Prudential Tax-Managed Equity Fund, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Investment Advisory and Other Services" in such Statement of Additional Information.




PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
December 22, 1998